UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2016

SpartanNash Company

(Exact Name of Registrant as Specified in Charter)

Michigan	000-31127	38-0593940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification no.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan	49518-8700
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2016, SpartanNash Company (the “Company”) issued a press release announcing the appointment of Christopher P. Meyers as Executive Vice President and Chief Financial Officer, to be effective April 11, 2016. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Meyers, age 45, joins the Company from KeHE Distributors, a leading distributor of natural, organic, gourmet, and specialty products, where he served as Chief Financial and Development Officer since 2007. At KeHE, Mr. Meyers was responsible for executive oversight of mergers and acquisitions, pricing, purchasing, supply chain, vendor management, and shared services. He also served as a member of a three-person executive committee having primary operational responsibility for KeHE.

From 2001 to 2007, Mr. Meyers served in positions of increasing responsibility for Navigant Capital Advisors, the corporate finance and restructuring practice of Navigant Consulting, a global consulting and professional services firm.  Prior to joining Navigant, Mr. Meyers held consulting and accounting positions with Keystone Consulting Group, Crowe Horwath LLP, and Plante & Moran, PLLC. Mr. Meyers is a Certified Public Accountant.

The following is a brief description of the arrangements in connection with Mr. Meyers’ appointment:

Position

Executive Vice President Chief Financial Officer of SpartanNash Company. Mr. Meyers will report to the Chief Executive Officer.

Annual Cash Compensation

Mr. Meyers’ annual base salary will be $450,000, and his annual target bonus opportunity will be 70% of his base salary.

Long-Term Incentive Cash Compensation

Mr. Meyers will participate in the Company’s Stock Incentive Program and Long-Term Cash Incentive programs at a target level of 100% of base salary. The target level award will consist of 50% restricted stock and 50% cash.

Executive Employment Agreement

The Company and Mr. Meyers will enter into an Executive Employment Agreement. The Employment Agreement will provide that the Company will employ Mr. Meyers as an officer of the Company for an indefinite period of time until termination of employment at a base salary that will be reviewed annually. The Employment Agreement further provides that the executive officer’s employment terminates automatically in the event of death, and the Company may terminate the executive’s employment for disability or for cause.

Executive Severance Agreement

The Company and Mr. Meyers will enter into an Executive Severance Agreement. Under this agreement, if Mr. Meyers’ employment with SpartanNash terminates, other than for cause, voluntary termination by the officer other than for good reason (as defined in the executive severance agreement), retirement, death, or disability of the officer, during the two-year period following a change in control (as defined in the Severance Agreement) of SpartanNash, then he will receive certain payments and benefits. This agreement contains a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to Mr. Meyers paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis. In no event will the Company pay or reimburse any excise taxes relating to Mr. Meyers’ agreement.

Relocation Benefits

Mr. Meyers will be covered by our general relocation assistance program to aid him in his relocation to the Grand Rapids, Michigan area, including temporary housing as necessary for up to six months.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Rainey Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending April 23, 2016.

Item 7.01.	Regulation FD Disclosure

On March 8, 2016, the Company issued a press release announcing Mr. Meyers’ appointment. The press release is attached to this report as Exhibit 99.1 and is incorporated here by reference.

The information reported in this Item 7.01 (including the press release) is furnished to and not "filed" with the Commission for the purposes of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d)Exhibits: The following document is attached as an exhibit to this report on Form 8-K:

Exhibit No.	Description

99.1	Press Released dated March 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 8, 2016	SpartanNash Company

	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Operating Officer (Principal Financial Officer)